UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Foundry Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Foundry Networks, Inc.

Notice of Annual Meeting of Stockholders
To Be Held July 23, 2007

On Monday, July 23, 2007, Foundry Networks, Inc., a Delaware corporation (the “Company”), will hold its Annual Meeting of Stockholders at the Hyatt Regency Santa Clara Hotel, located at 5101 Great America Parkway, Santa Clara, CA 95054. The meeting will begin at 2:00 p.m. local time.

Only stockholders who owned stock at the close of business on May 25, 2007 can vote at this meeting or any adjournment that may take place. At the meeting we will:

•	Elect a Board of Directors to serve until the next Annual Meeting.

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

•	Transact any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

Our Board of Directors recommends that you vote in favor of the two (2) proposals outlined in this Proxy Statement.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

At the meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

Daniel W. Fairfax
Vice President, Finance and Administration,
Chief Financial Officer and Principal Accounting Officer

Santa Clara, CA
June 20, 2007

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT YOUR PROXY CARD.

Foundry Networks, Inc.
4980 Great America Parkway
Santa Clara, CA 95054
(408) 207-1700

PROXY STATEMENT
FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS
July 23, 2007

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set May 25, 2007 as the record date for the meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. Stockholders do not have cumulative voting rights. Stockholders who hold shares of the Company in “street name” may vote at the meeting only if they hold a valid proxy from their broker. 147,550,883 shares of common stock were outstanding on the record date.

Voting materials, which include this Proxy Statement, a proxy card and the Company’s Annual Report to Stockholders for the year ended December 31, 2006, will be mailed to stockholders on or about June 22, 2007.

YOU MAY OBTAIN A COPY OF FOUNDRY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO FOUNDRY NETWORKS, ATTENTION: INVESTOR RELATIONS, 4980 GREAT AMERICA PARKWAY, SANTA CLARA, CA 95054. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT http://www.foundrynet.com/company/ir/ir-corp-sec.

In this Proxy Statement:

•	“We,” “us,” “our” and the “Company” refer to Foundry Networks, Inc. with its principle executive offices located at 4980 Great America Parkway, Santa Clara, CA 95054

•	“Annual Meeting” or “Meeting” means our 2007 Annual Meeting of Stockholders

•	“Board of Directors” or “Board” means our Board of Directors

•	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Annual Meeting

The Annual Meeting is being held on Monday, July 23, 2007 at 2:00 p.m. local time at the Hyatt Regency Santa Clara Hotel, located at 5101 Great America Parkway, Santa Clara, CA 95054.

All stockholders who owned shares of our stock as of May 25, 2007, the record date, may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on May 25, 2007, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Bobby R. Johnson, Jr., Chief Executive Officer, and Daniel W. Fairfax, Chief Financial Officer, as your representatives at the meeting. Bobby R. Johnson, Jr. and Daniel W. Fairfax will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

Proposals To Be Voted On At This Year’s Annual Meeting

You are being asked to vote on:

•	The election of directors to serve on our Board of Directors.

•	The ratification of our appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends a vote FOR each proposal.

Voting Procedure

You may vote by mail

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the meeting.

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in “street name,” you must request a legal proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

You may change your mind after you have returned your proxy.

If you change your mind after you return your proxy, you make revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date, or

•	voting in person at the Annual Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Quorum Requirement

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card.

A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” Both of the proposals to be voted on at the Annual Meeting are routine matters.

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Director nominees will be elected by a plurality of the votes cast. Plurality approval means that assuming a quorum is present, the director nominees who receive the highest number of votes will be elected. Because we have nominated six (6) candidates for election to the Board this year, the six (6) director nominees receiving the highest number of yes votes will be elected as directors. The ratification of the independent registered public accounting firm will require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting.

Vote Solicitation; Use of Outside Solicitors

Foundry Networks, Inc. is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers, and other employees may contact you by telephone, email, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials. In addition, we may retain the services of a proxy solicitor to assist us in the solicitation of votes described above. The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials.

Voting Procedures

Votes cast by proxy or in person at the Annual Meeting will be tabulated by Daniel W. Fairfax, our Chief Financial Officer, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR each of the director nominees, FOR each of the other proposals discussed in this Proxy Statement, and as the proxy holders deem desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority, as discussed above.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to the Company, Attention: Investor Relations, Foundry Networks, 4980 Great America Parkway, Santa Clara, CA 95054; (2) send an e-mail to ir@foundrynet.com; or (3) call our Investor Relations department at (408) 207-1399. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ended September 30, 2007, which we will file with the SEC. You can get a copy by contacting our Investor Relations Department at (408) 207-1399, or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Other Business

We do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Bobby R. Johnson, Jr. and Daniel W. Fairfax to vote on such matters at their discretion.

Stockholder Proposals for 2008 Annual Meeting

The Company’s Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Secretary of the Company at the Company’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the previous year’s annual meeting. However, the Bylaws also provide that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, this advance notice must be received not earlier than ninety (90) days prior to the date of such annual meeting and not later than the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

The Company’s Bylaws also provide that advance notice of a stockholder’s director nominee must be delivered to the Secretary of the Company at the principal executive office of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting. However, the Bylaws also provide that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the advance notice must be received not later than the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information, a statement as to the qualification of the nominee, and class and number of shares of the Company capital stock which are beneficially owned by such person; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company, upon written request.

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2008 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company, Attn: Stock Administration, Foundry Networks, 4980 Great America Parkway, Santa Clara, CA 95054, on or before February 23, 2008. In addition, if the Company is not notified during the period that is between April 24, 2008 and May 24, 2008 of a proposal to be brought before the 2008 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The authorized number of directors of the Board is six (6) directors. Because we have nominated six (6) candidates for election to the Board this year, there will be no vacancy on the Board after the Annual Meeting. Detailed information on each of the nominees is provided below.

All directors are elected annually and serve a one-year term until the next Annual Meeting. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each nominee listed is currently a director of the Company and standing for re-election. Each nominee has consented to serve as a director, if elected.

Vote Required

If a quorum is present, the six (6) nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the six (6) nominees. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders. Proxies will not be voted for a greater number of persons than the number of nominees named below.

Nominees for the Board of Directors

The names of the nominees, their ages as of May 31, 2007 and certain other information about them are set forth below:

			Director
Name of Nominee	Age	Principal Occupation	Since

Bobby R. Johnson, Jr.	50	President and Chief Executive Officer of the Company	1996
Alfred J. Amoroso(2)(3)(4)(5)	57	Chairman of the Board of Directors of the Company, President, Chief Executive Officer and director of Macrovision Corporation	2000
C. Nicholas Keating, Jr.(1)(2)(4)(5)(7)	65	President, Chief Executive Officer and director of Network Equipment Technologies, Inc.	2000
J. Steven Young(1)(3)(5)	45	Managing Partner of Sorenson Capital	2000
Alan L. Earhart(2)(3)(4)(5)(6)	63	Retired Partner, PricewaterhouseCoopers LLP	2003
Celeste Volz Ford(1)(5)(7)	51	Chief Executive Officer of Stellar Solutions, Inc.	2007

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Nominating Committee.

(4)	Member of Qualified Legal Compliance Committee.

(5)	Member of Executive Committee.

(6)	Member of Special Committee.

(7)	Member of Strategy Committee.

Bobby R. Johnson, Jr. co-founded Foundry and has served as President, Chief Executive Officer and member of the Board of Directors of Foundry since its inception in May 1996. Mr. Johnson was Foundry’s Chairman of the Board of Directors from May 1996 to January 2007. From August 1993 to October 1995, Mr. Johnson co-founded and served as President, Chief Executive Officer and Chairman of the Board of Directors of Centillion Networks, Inc., a provider of local area network switches. From September 1991 to February 1993, Mr. Johnson was Vice President and General Manager of Internetworking Hardware for Network Equipment Technologies, Inc., a wide area networking company. Mr. Johnson holds a B.S. degree with honors from North Carolina State University.

Alfred J. Amoroso has served as a member of the Board of Directors of Foundry since October 2000 and as the Chairman of the Board of Directors since January 2007. Since July 2005, Mr. Amoroso serves as the President, Chief Executive Officer and director of Macrovision Corporation. From September 2004 to July 2005, Mr. Amoroso was an advisor to Warburg Pincus. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of Meta Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc. From November 1993 to November 1999, Mr. Amoroso served in a number of general management positions with IBM and served on the Management Committee of the company for a period of time. Before joining IBM, Mr. Amoroso held various positions at Price Waterhouse, now PricewaterhouseCoopers, from 1985 to 1993, including lead technology partner and partner in charge of the worldwide insurance consulting practice. He joined Price Waterhouse upon the sale of his consulting company to them in 1985. Mr. Amoroso holds a B.S. degree in systems engineering and M.S. degree in operations research from Polytechnic Institute of Brooklyn.

C. Nicholas Keating, Jr. has served as a member of the Board of Directors of Foundry since October 2000 and has been a director of Network Equipment Technologies, Inc. (NET), a wide area networking company, since November 2001. In July 2005, he was appointed President and Chief Executive Officer of NET. From July 2000 to April 2005, he served as a member of the Board of Directors of IP Infusion Inc., an Internet protocol software development company. From October 2000 to February 2004, Mr. Keating was the President and Chief Executive Officer of IP Infusion Inc. From February 1999 to January 2001, he was President and Chief Executive Officer of

US Search.com Inc., a Web-based supplier of information products and services. From January 1994 to February 1999, he was a business advisor to a number of companies in the networking, software and semiconductor industries. From May 1987 until December 1993, Mr. Keating served as Vice-President of Network Equipment Technologies. In addition to Network Equipment Technologies, Mr. Keating also serves as a director of Bay Microsystems, Inc. Mr. Keating holds a B.A. degree and M.A. degree from American University and was a Fulbright Scholar.

J. Steven Young has served as a member of the Board of Directors of Foundry since October 2000. Mr. Young is a co-founder of Sorenson Capital, a private equity firm, and has served as its Managing Partner since its inception in February 2003. From February 1999 to January 2003, Mr. Young co-founded and served as the Chairman of the Board of Directors of Found, Inc., an e-infrastructure technology solution provider. Mr. Young currently serves as a director of Nutraceutical International Corporation and also serves as a member of the boards of directors of a number of private companies. From May 1987 to June 2000, Mr. Young was the quarterback of the San Francisco 49ers. Mr. Young holds a B.S. degree and a J.D. degree from Brigham Young University.

Alan L. Earhart has served as a member of the Board of Directors of Foundry since August 2003 and has been a retired partner of PricewaterhouseCoopers LLP since 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also serves on the Board of Directors of Quantum Corporation, Monolithic Power Systems, Inc. and Network Appliance, Inc. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon.

Celeste Volz Ford joined the Board of Directors of Foundry in April 2007. Ms. Ford is the founder of Stellar Solutions, Inc., a professional aerospace engineering services firm, and has served as its CEO since its inception in 1995. From 1984 to 1995 Ms. Ford served as Vice President, Satellite Business Area of Scitor Corporation, a systems engineering, information technology and program management aerospace expertise company. From 1978 to 1984 Ms. Ford held project management and engineering positions in the aerospace industry. Ms. Ford currently serves on the Board of Directors of Bay Microsystems, Inc. and also serves as Chairman of the Board of California Space Authority. Ms. Ford holds a B.S. degree from the University of Notre Dame and a M.S. from Stanford University.

Each of the director nominees, except Mr. Johnson, is independent under current Nasdaq rules.

DIRECTOR NOMINATION

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees.  The Nominating Committee will consider written proposals from stockholders for nominees for director, provided such proposals meet the requirements described herein and in our Bylaws. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Any such nominations should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2008 Annual Meeting” above.

Process for Identifying and Evaluating Nominees.  The Nominating Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

The Nominating Committee will use a similar process to evaluate nominees recommended by stockholders. However, to date, the Company has not received a stockholder proposal to nominate any director.

There have been no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors. The Nominating Committee will consider written proposals from stockholders for nominees for director, provided such proposals meet the requirements described herein and in our Bylaws.

Board Nominees for the 2007 Annual Meeting.  Each of the nominees listed in this Proxy Statement are current directors standing for re-election.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the last fiscal year (the period from January 1, 2006 through December 31, 2006), the Board met fourteen (14) times. Each incumbent director attended at least 75% of all Board and applicable committee meetings during this time.

The Board has determined that the following directors are “independent” under current Nasdaq rules: directors Keating, Amoroso, Young, Earhart and Ford. Mr. Andrew Ludwick, who served on our Audit Committee, Compensation Committee, Qualified Legal Compliance Committee and Nominating Committee until June 16, 2006 and did not stand for re-election in the 2006 Annual Meeting, was also “independent” under the current Nasdaq rules.

The Board has a Compensation Committee, an Audit Committee, a Qualified Legal Compliance Committee, a Nominating Committee and an Executive Committee. In addition, a Special Committee was created in 2006 to oversee the review of the Company’s option grant practices.

Compensation Committee.  Directors Keating, Young and Ford are current members of the Compensation Committee, each of whom the Board has determined is an independent director under the rules of the Nasdaq Stock Market. Mr. Amoroso served on the Compensation Committee until April 19, 2007, and Ms. Ford was appointed to the Compensation Committee on the same date. The Compensation Committee held seven (7) meetings during the last fiscal year. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers our 1996 Stock Plan (the “1996 Plan”), 1999 Employee Stock Purchase Plan (the “ESPP”), and the 2000 Non-Executive Stock Option Plan (the “2000 Plan”). The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.foundrynet.com/company/ir/ir-corp-gov.

Audit Committee.  Messrs. Keating, Amoroso and Earhart are current members of the Audit Committee. The Board has determined that Mr. Earhart qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. Mr. Earhart’s relevant experiences are described in his biography under the caption “Nominees for Board of Directors” above. The Audit Committee held nine (9) meetings during the last fiscal year. The Board has determined that each of the Audit Committee members is an independent director under the rules of the Nasdaq Stock Market. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm to conduct the annual audit of our accounts, reviewing the scope and results of independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.foundrynet.com/company/ir/ir-corp-gov.

Special Committee.  In June 2006, the Board approved the formation of a special committee, as a subcommittee of the Audit Committee (the “Special Committee”) in order to conduct an internal investigation regarding the Company’s historical option grant practices. Messrs. Amoroso and Earhart were appointed as members of the Special Committee. Mr. Amoroso served as a member of the Special Committee until July 20, 2006. The Special Committee met sixteen (16) times during the last fiscal year. The Special Committee has concluded its work.

Qualified Legal Compliance Committee.  The Qualified Legal Compliance Committee currently consists of Messrs. Keating, Amoroso and Earhart, each of whom the Board has determined is an independent director under the rules of the Nasdaq Stock Market. The Qualified Legal Compliance Committee was formed in January 2004 and did not hold any meetings during the last fiscal year. The Company did not have such a committee prior to such time. The Qualified Legal Compliance Committee’s responsibilities include making such examinations as are necessary to investigate attorney reports of certain material violations. The Qualified Legal Compliance Committee operates under written procedures adopted by the Board of Directors.

Nominating Committee.  The Nominating Committee currently consists of Messrs. Amoroso, Young and Earhart, each of whom the Board has determined is an independent director under the rules of the Nasdaq Stock Market. The Nominating Committee was formed in April 2004. The Company did not have a nominating committee prior to such time. The Nominating Committee met one (1) time during the last fiscal year. The Nominating Committee’s responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors. The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.foundrynet.com/company/ir/ir-corp-gov.

Executive Committee.  On November 8, 2006, the Board approved the formation of the Executive Committee. The Executive Committee currently consists of Messrs. Keating, Amoroso, Young, Ford and Earhart. The Executive Committee met three (3) times during the last fiscal year, and reviewed and approved the findings of the Special Committee.

Strategy Committee.  On April 19, 2007, the Board approved the formation of the Strategy Committee to work with management to develop strategic initiatives, including mergers and acquisitions, to grow the Company’s revenues and achieve other strategic goals. The Strategy Committee currently consists of Directors Keating and Ford. Because the Strategy Committee was formed in 2007, it did not meet during the last fiscal year.

DIRECTOR COMPENSATION

At a Board of Directors meeting held April 19, 2007, the Board resolved that in view of the increased demands associated with service on our Board, each non-employee member of the Board would be paid an annual cash retainer of $40,000, payable in four equal quarterly installments. The Board also resolved that each non-employee Director who served as a committee chairperson and a member of a committee would be paid an additional annual cash retainer as set forth under “— Compensation Discussion and Analysis — Director Compensation” appearing elsewhere in this Proxy Statement. Directors are also reimbursed for reasonable and customary travel expenses. On January 19, 2007, the Board elected Mr. Amoroso to be Chairman of the Board. Mr. Amoroso receives an additional annual cash compensation of $50,000 for such service, but does not receive any other compensation for any other service as a committee chair or member. For a detail discussion of our director compensation, please refer to “— Compensation Discussion and Analysis — Director Compensation” appearing elsewhere in this Proxy Statement.

Our Directors also receive stock options under the 1999 Directors’ Option Plan, as amended (the “Directors Plan”), for which 3,350,000 shares of common stock were reserved for issuance. The Directors Plan, which originally took effect upon the closing of the Company’s initial public offering in October 1999, provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase shares of common stock on the date on which the optionee first becomes a non-employee director of the Company (the “Initial Grant”), and an additional nonstatutory stock option grant on the date of each annual meeting of stockholders at which a director is elected, provided that he or she shall have served on our Board for at least six (6) months (the “Annual Grant”).

On April 19, 2007, the Board amended the terms of the Director’s Plan to reduce the Initial Grant from 225,000 shares to 100,000 shares. Twenty-five percent (25%) of the Initial Grant vests and becomes exercisable on the first year anniversary of the date of grant of the options and 1/48th of the Initial Grant vests and becomes exercisable on each monthly anniversary of the date of grant thereafter. The Initial Grant will vest and become exercisable in full immediately prior to a transaction which constitutes a “Change of Control,” defined as a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. Options granted under the Directors Plan have a term of ten years.

On April 19, 2007, the Board reduced the Annual Grant to each eligible non-employee director from 60,000 shares to 40,000 shares. The Annual Grants now vest ratably over a 24 month-period.

With the exception of Ms. Ford, each of the current non-employee directors of Foundry has served for more than six (6) months at the time of the Annual Meeting, so each will receive an option to purchase 40,000 shares of the Company’s common stock under the Directors Plan if they are re-elected to the Board at the Annual Meeting.

In connection with the Company’s 2006 Annual Meeting on June 16, 2006, each of Messrs. Keating, Amoroso, Young and Earhart were automatically granted an option to purchase 60,000 shares of Company common stock at an exercise price of $10.83 per share, the then fair market value of the common stock based on the closing price of the Company’s common stock as listed on the Nasdaq National Market on that date.

Employee directors receive no additional compensation for serving on the Board of Directors.

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of the Board by writing to them c/o Investor Relations, Foundry Networks, 4980 Great America Parkway, Santa Clara, CA 95054 or by sending an e-mail to ir@foundrynet.com or by calling the Investor Relations department at (408) 207-1399. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors will be referred to members of the Nominating Committee.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings. Four (4) of our directors attended the 2006 annual meeting.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has audited our financial statements since June 2002. In the event that ratification of this selection of accountants is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

EXECUTIVE OFFICERS AND DIRECTORS

The names, ages and positions of our executive officers and directors as of May 31, 2007 are as follows:

Name	Age	Position

Bobby R. Johnson, Jr.	50	President, Chief Executive Officer and Director
Alfred J. Amoroso	57	Chairman of the Board of Directors
C. Nicholas Keating, Jr.	65	Director
J. Steven Young	45	Director
Alan L. Earhart	63	Director
Celeste Volz Ford	51	Director
Laurence L. Akin	59	Senior Vice President of Worldwide Sales
Richard W. Bridges	58	Vice President, Operations
Ken K. Cheng	52	Vice President and General Manager, High Value Layer 2/3 Systems Business Unit
Daniel W. Fairfax	51	Vice President, Finance and Administration, Chief Financial Officer and Principal Accounting Officer
Michael R. Iburg	44	Vice President and Treasurer
Cliff G. Moore	53	Vice President and General Counsel
Robert W. Schiff	50	Vice President and General Manager, Small and Medium Systems

Laurence L. Akin has served as Senior Vice President of Worldwide Sales since October 2002. From April 2001 to September 2002, Mr. Akin was Vice President of Sales for the Americas of Foundry. From November 2000 to March 2001, Mr. Akin served as Vice President of Sales Operations of Foundry. From April 1989 to May 1999, Mr. Akin was Vice President of North American enterprise sales at 3Com Corporation, a computer networking company. From June 1982 to March 1989, Mr. Akin held various sales management positions at ROLM/IBM, a telecommunications company. Mr. Akin holds a B.S. degree from the University of Colorado.

Richard W. Bridges has served as Foundry’s Vice President of Operations since August 2001. From May 1999 to July 2001, Mr. Bridges was Vice President of Operations for Ramp Networks, a provider of Internet security appliances subsequently acquired by Nokia. From October 1994 to March 1999, Mr. Bridges was Director and subsequently Vice President of Materials Management for Plantronics Inc., a manufacturer of lightweight communications headsets. Mr. Bridges holds a B.S. degree from Stanford University.

Ken K. Cheng has served as Foundry’s Vice President and General Manager, High Value Layer 2/3 Systems Business Unit since January 2003 and served as Vice President of Marketing from December 1999 to December 2002. From July 1998 to November 1999, he served as Vice President of Product and Program Management of Foundry. From December 1993 to July 1998, Mr. Cheng was Senior Vice President and Chief Operating Officer of Digital Generation Systems, a network services company. From December 1988 to December 1993, Mr. Cheng was Director of LAN/WAN Internetworking Hardware for Network Equipment Technologies. Mr. Cheng holds a B.S. degree from Queen’s University and an M.B.A. degree from Santa Clara University.

Daniel W. Fairfax has served as Foundry’s Vice President, Finance and Administration and Chief Financial Officer since January 2007. Mr. Fairfax served as Foundry’s Vice President and Corporate Controller from May 2006 to January 2007 and as the Principal Accounting Officer from September 2006 to January 2007. Previously, he served as the Senior Vice President of Finance and Chief Financial Officer of GoRemote Internet Communications, Inc., a Nasdaq-listed company, from February 2004 until February 2006, when it was acquired by iPass, Inc. From March 2000 to June 2003 he served as Chief Financial Officer of Ironside Technologies, Inc., a privately-held developer of supplier-focused real-time integration and e-commerce application software. From November 1998 to December 1999, he served as Chief Financial Officer of ACTA Technology, a developer of data-warehousing and application integration software for enterprise resource planning-based business information and e-commerce applications. From June 1993 to November 1998, Mr. Fairfax served as Chief Financial Officer of privately held NeoVista Software, which provided scalable intelligent data mining software and related business intelligence applications for Global 2000 companies. Mr. Fairfax holds a B.A. degree in economics from Whitman College and an M.B.A. degree from the University of Chicago, and is a Certified Public Accountant in California.

Michael R. Iburg has served as Foundry’s Vice President and Treasurer since April 2000. Mr. Iburg holds a B.S. degree from San Jose State University and an M.B.A. degree from Santa Clara University.

Cliff G. Moore has served as Foundry’s Vice President and General Counsel since January 2002. From June 2000 to January 2002, Mr. Moore was Foundry’s General Counsel. Mr. Moore holds a J.D. degree from the University of Michigan, an M.A. degree from Georgetown University, and a B.A. degree from the University of California, Los Angeles.

Robert W. Schiff has served as Foundry’s Vice President and General Manager, Small and Medium Systems since February 2006, as Vice President and General Manager, Edge and Mid-Range Systems Business Unit from December 2005 to February 2006, as Vice President of Product Marketing from January 2005 to November 2005, and as Vice President and General Manager of Layer 4-7 from June 2004 to December 2004. From July 2003 to May 2004, Mr. Schiff was Director of Product Marketing for Foundry. From August 1999 to May 2003, Mr. Schiff was Senior Director of Marketing for Lantern Communications, a manufacturer of broadband packet switches subsequently acquired by C-COR. From September 1994 to July 1999, Mr. Schiff held various product line management positions at FORE Systems, a manufacturer of ATM switches acquired by Marconi Corporation plc. Mr. Schiff holds a B.S. degree in electrical engineering from Cornell University and an M.S. degree in electrical engineering from Stanford University.

There are no family relationships among any of the directors or executive officers of the Company.

Biographies for Messrs. Amoroso, Keating, Young and Earhart and Ms. Ford may be found under the caption “Nominees for Board of Directors” above.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of shares of our common stock as of May 31, 2007 by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 147,550,883 shares of common stock outstanding as of May 31, 2007. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of May 31, 2007 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. The persons listed in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, except as indicated in the footnotes to this table, and subject to applicable community property laws.

	Amount and
	Nature of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock(1)

Greater than 5% Stockholders:
Royce & Associates, LLC(2)	14,927,500	10.12%
1414 Avenue of the Americas New York, NY 10019
Officers and Directors:
Bobby R. Johnson, Jr.(3)	12,110,379	8.15%
Timothy D. Heffner(4)	1,480,955	1.00%
Ken K. Cheng(5)	1,273,880	*
Laurence L. Akin(6)	875,610	*
Robert Schiff(7)	225,963	*
Paul L. Twombly(8)	613,903	*
Alfred J. Amoroso(9)	474,750	*
C. Nicholas Keating, Jr.(10)	453,750	*
J. Steven Young(11)	555,000	*
Alan L. Earhart(12)	314,062	*
Celeste Volz Ford	—	*
All directors and executive officers as a group (13) (13 persons)	17,421,384	11.35%

*	Less than 1% of the outstanding shares of common stock. Except as otherwise noted, the address of each person listed in this table is c/o Foundry Networks, Inc., 4980 Great America Parkway, Santa Clara, California, 95054.

(1)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 147,550,883 shares of common stock outstanding on May 31, 2007 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, the exercise of options.

(2)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on January 19, 2007 by Royce & Associates, LLC. The Schedule 13G indicates that Royce & Associates, LLC owns beneficially 14,927,500 shares.

(3)	Includes 1,075,000 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(4)	Includes 807,325 shares issuable upon the exercise of options held by Mr. Heffner which are exercisable within sixty days of May 31, 2007. Also includes 16,425 shares held by The Nicole M. Heffner Trust, 16,425 shares held by The Krysta M. Heffner Trust and 16,425 shares held by The Tyler B. Heffner Trust. Mr. Heffner disclaims beneficial ownership of the shares held by The Nicole M. Heffner Trust, The Krysta M. Heffner Trust and The Tyler B. Heffner Trust.

(5)	Includes 906,646 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(6)	Includes 858,125 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(7)	Includes 195,166 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(8)	Includes 581,000 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(9)	Includes 473,750 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007. Also includes 1,000 shares held by the Amoroso Family Trust dated 4/2/00, for which Mr. Amoroso serves as co-trustee with his wife.

(10)	Includes 453,750 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(11)	Includes 555,000 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(12)	Includes 314,062 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

(13)	Includes 5,875,005 shares issuable upon the exercise of options which are exercisable within sixty days of May 31, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation philosophy is to reward executive performance and leadership that is in line with the Company’s interests and goals. We motivate, recognize and reward executive officer performance through cash compensation, including base salary and bonuses, and equity incentives. We establish target levels of total compensation for all of our named executive officers, which are determined with reference to competitive market data, individual performance, skill set, prior experience, and the length of time the executive has served in the position.

Peer Group Review

We believe that it is necessary to ensure our compensation packages are competitive with competing companies in order to attract and retain skilled executives with the proper experience to deliver results. In our experience, it is generally necessary to provide total compensation (base pay, cash bonuses and equity compensation) for executives at levels equal to approximately the 75th percentile of total compensation for comparable positions in the Northern California networking industry. In 2006, we used the following comparable companies for purposes of our executive compensation benchmarking review:

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Juniper Networks, Inc.

We used these companies for comparison because they are in our industry and are geographically located in such a way that we compete directly with these companies when we are seeking to hire executives. Each year, we review the companies in our peer group, and add or remove companies as appropriate. For 2007 we expanded the list of benchmark companies to ten, in order to have a larger set of compensation data for our executive compensation benchmarking review. Companies included in our 2007 review include:

•	3Com Corporation

•	Brocade Communications Systems, Inc.

•	Ciena Corporation

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Juniper Networks, Inc.

•	Netgear, Inc.

•	Network Appliance, Inc.

•	Radisys Corporation

•	Tekelec

To assess competitive executive compensation, we review proxy statement filings and Form 4 filings for the relevant peer group companies. We also review the Radford/AON and IPAS (International Pay Analysis System) compensation benchmark surveys, which include survey data from direct networking competitors and other networking companies. Geographic and economic variables factored into the surveys allow us to compare each job inside Foundry to comparable jobs in other networking companies. The surveys also use a job grading structure that allows us to compare the required level of job competencies, training, experience, responsibility and accountability of one Foundry job to another Foundry job. Finally, the surveys provide us with data such as industry trends on merit increase budgets. For 2007, we engaged a compensation consultant, Watson Wyatt Worldwide, to help perform our executive compensation benchmarking review.

Compensation Process and Criteria

Each year, our Chief Executive Officer and our Vice President of Human Resources conduct a thorough assessment of our compensation for all executive positions. The results of this review, including specifically any adjustments to base salary, bonus or equity compensation, are submitted to the Board’s Compensation Committee for consideration and approval.

The Compensation Committee annually reviews and approves, as appropriate, total compensation and the specific components of the total compensation package for our Chief Executive Officer and the other named executive officers including each of the following components: base salary, cash bonus, equity awards such as stock options or restricted shares, and all other benefits, including benefit plans. Our Chief Executive Officer continuously evaluates the performance of the other executive officers on a subjective basis and focusing on core competencies such as job knowledge, delivery of results, communication, teamwork, quality, initiative and dependability, and also expense management, planning, process improvements, recruitment, retention, coaching, mentoring and other measurable company-specific goals. Based on his performance assessment of each executive, our Chief Executive Officer makes specific recommendations to the Compensation Committee, as appropriate, for adjustment of base salary, cash incentives and equity awards. The Compensation Committee assesses the Chief Executive Officer’s performance and determines his base salary, cash incentives and equity awards. The Chief Executive Officer is not present when the Compensation Committee reviews his performance and determines his compensation.

We believe that the executive compensation program should be flexible enough for us to recruit and retain a highly qualified executive team, while providing the structure to manage performance. We utilize external professional support and consultation where appropriate to evaluate that compensation program, provide recommendations and ongoing assistance in the administration of the program. In determining executive compensation for fiscal 2006, we did not engage an outside professional consulting firm to conduct a competitive review and assessment of our executive compensation package, but we did rely on executive compensation survey results from Radford/AON. In determining executive compensation for fiscal 2007, we have engaged Watson Wyatt Worldwide, a human resources consulting firm, to work with the Company to conduct a competitive review and assessment of our executive compensation. This firm was engaged by management, at the request of the Compensation Committee, to value the elements of our executive compensation program and our director compensation program. Watson Wyatt followed its own methodology, which included developing a peer group approved by the Compensation Committee, gathering data from Radford/AON benchmark salary surveys, analysis of Form 4 filings, and reviewing proxy filings to assess the base, bonus and equity components of executive compensation. Watson Wyatt then compiled a report of its analysis and recommendations, which was presented to and reviewed by the Compensation Committee. The Compensation Committee took these recommendations into consideration when determining the total compensation for its named executive officers for fiscal 2007.

Base Salary

We believe that we provide base salaries that are competitive and sufficient to attract and retain key executives. However, in order to create a stronger link between pay and performance we emphasize incentive-based executive compensation. To determine the appropriate base salary for an executive, the Compensation Committee considers a number of factors, including the recommendations of the Chief Executive Officer in light of the executive’s responsibilities, years of experience, past performance, and expected future contribution to the Company. The Compensation Committee then considers the base salaries of executives in similar positions at our peer group and other comparable companies using, among other things, Radford/AON salary surveys which generally report a salary range for each position, in addition to Forms 4 and proxy statements filed by comparable companies, and generally targets the 75th percentile of the range depending on position.

Each year, our Chief Executive Officer considers the performance and responsibilities of all executive officers for the purpose of base salary determinations. Where responsibilities have increased for an executive officer, the Chief Executive Officer will generally make a recommendation to the Compensation Committee for a base salary increase, based on the compensation benchmark data. In 2006, Bobby Johnson, Tim Heffner, Ken Cheng and Paul Twombly did not receive base salary increases because their responsibilities had not changed significantly and benchmark data for similar positions did not support increases. In 2006, Laurence Akin received a base salary increase of $50,000 due to greater responsibility for sales geography and quota.

Executive Performance Incentive Plan

Our Executive Performance Incentive Plan provides for cash bonus payments to executives based upon attainment of annual corporate objectives for revenue, gross margin and operating income, and certain individual management objectives. The plan is intended to provide competitive incentive-based cash compensation, reward executive contributions to the achievement of corporate objectives, and acknowledge individual contributions. Each named executive officer participates in our Executive Performance Incentive Plan except Laurence Akin, our Senior Vice President of Worldwide Sales, who was compensated through a separate commissions-based sales incentive plan.

The target bonus for each named executive officer who participated in the plan in 2006 was 30% of annual base salary except our Chief Executive Officer whose target bonus was 50% of annual base salary. Foundry maintains the same weighting and bonus percentages for all executives who participate in the plan at the same level. For 2007, the Compensation Committee approved an increase in the target bonus percentage for executives, to 40% of annual base salary for all named executive officers who participate in the plan (as it had been for the years 2002 — 2004), except our Chief Executive Officer whose target bonus percentage remains 50% of annual base salary. This change was largely based on the Watson Wyatt analysis, which concluded that the 30% target was below the 50th percentile of benchmarked data. The Compensation Committee determined that increasing the bonus percentage better reflected our pay for performance compensation philosophy.

The actual bonus payout for each executive is determined primarily with reference to our achievement of corporate targets, and secondarily with reference to achievement of individual objectives. No bonus is earned unless the revenue target is achieved at no less than 95% of plan. If the revenue target is achieved, then bonuses are paid as follows:

•	One-fourth of the bonus amount is determined by the level of our revenue for the year. If revenue is achieved at the level of 95% to 97.5% of target, then 75% of the revenue portion of the bonus is earned; if revenue is achieved at 97.5% to 102.5% of target, then 100% of the revenue portion of the bonus is earned; if revenue is achieved at 102.5% to 105% of target, then 125% of the revenue portion of the bonus is earned, and if revenue exceeds 105% of target, then 150% of the revenue portion of the bonus is earned.

•	One-fourth of the bonus amount is determined by the level of our gross margin for the year. If gross margin is achieved at the level of 95% to 97.5% of target, then 75% of this portion of the bonus is earned; if gross margin is achieved at 97.5% to 102.5% of target, then 100% of this portion of the bonus is earned; if gross margin is achieved at 102.5% to 105% of target, then 125% of this portion of the bonus is earned, and if gross margin exceeds 105% of target, then 150% of this portion of the bonus is earned.

•	One-fourth of the bonus amount is determined by the level of our operating income for the year. If operating income is achieved at the level of 95% to 97.5% of target, then 75% of this portion of the bonus is earned; if operating income is achieved at 97.5% to 102.5% of target, then 100% of this portion of the bonus is earned; if operating income is achieved at 102.5% to 105% of target,then 125% of this portion of the bonus is earned, and if operating income exceeds 105% of target, then 150% of this portion of the bonus is earned.

•	One-fourth of the bonus amount is determined by the individual executive’s performance over the year on major management objectives determined by the Chief Executive Officer and typically communicated to the executive earlier in the year. These objectives vary depending on the executive’s functional area and focus primarily on departmental goals. If the executive achieves his or her individual management objectives, he or she is entitled to a payment for this portion of the bonus. The Compensation Committee determines the appropriate individual performance payout for all of the named executive officers. The maximum payment in the case of exceptional performance is 100% of the target value of this portion of the award.

A tabular presentation of the structure of the Executive Performance Incentive Plan is as follows:

Weighted	Level of	Bonus
Performance Measures	Achievement	% Payout

Revenues (25%)	95.0% - 97.5%	75%
	>97.5% - <102.5%	100%
	102.5% - 105.0%	125%
	> 105%	150%
(The revenue target must first be met before any bonus is paid on the following targets)

Gross Margins (25%)	95.0% - 97.5%	75%
And	>97.5% - <102.5%	100%
Operating Income (25%)	102.5% - 105.0%	125%
	> 105%	150%

Individual Management Objectives (25%)	100%	100%

The specific target levels for our Executive Performance Incentive Plan are submitted by the Chief Executive Officer to the Compensation Committee for review and approval on an annual basis. Since 2002, the targets have been expressed as specific amounts of annual revenues, gross margin and operating income as reported in our financial statements but excluding the impact of stock-based compensation expense and excluding or including items that the Compensation Committee believes to be extraordinary or otherwise appropriate to exclude or include. The Compensation Committee approves these target goals as stretch targets that should be challenging to achieve, and historically they are not always achieved. For example, bonuses for years 2004 and 2005 were paid at approximately 31% and 50%, respectively. For fiscal 2006, we did achieve our revenue, gross margin and operating income targets, and all of our named executive officers earned 100% of their target bonuses, except for Mr. Johnson and Mr. Heffner who were not awarded any bonus.

Equity Compensation

We believe that equity-based compensation is a key component for an effective executive compensation program at growth-oriented technology companies. In 2006, we granted each named executive officer a combination of stock options and restricted stock. We believe that stock options are an effective motivational tool because they have value for the executive only if the price of our stock on the date of exercise exceeds the exercise price, and that restricted stock, which has a more limited upside incentive, serves to retain executives because those shares have value even if the price of our stock does not increase. We believe equity compensation aligns executive interests with the interests of our stockholders, since rewards depend on stock performance. We use vesting schedules for our equity awards in order to delay realization of the benefits of the rewards until future periods, thereby keeping incentives “in front” of our executives to motivate performance and help us retain key talent. All new stock option awards are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Restricted stock is generally sold for par value.

We monitor the number of equity awards granted to executives on an annual basis, as part of our assessment of the number of equity awards granted to all employees, in order to limit compensation expense and potential dilution of stockholder ownership. In particular:

•	We budget the number of shares of stock available for executive equity incentive grants. In determining the size of this pool, we consider factors such as the growth in the number of executives eligible for grants, competitive compensation practices, expected average grant sizes based on expected performance, and the accounting expense of granting awards; and

•	We are budgeting equity grants to all employees, including executive officers, with reference to a best practice average annual dilution rate not to exceed 6.11% as measured over a 3 year period from 2006 through 2008. We define the annual dilution rate as the gross number of new equity awards granted during a fiscal year, expressed as a percentage of the outstanding common stock at year-end. For purposes of calculating the number of shares of our common stock granted in a year, each share of restricted stock granted will be multiplied by a multiplier which is determined based on the annual stock price volatility. By doing so, we are placing more weight on restricted stock grants due to their higher intrinsic value and immediate dilutive effect. For 2006, the multiplier was 2. For complete details of this dilution calculation please see Proposal No. 3 in our 2006 Proxy Statement related to the Approval of the 2006 Stock Incentive Plan. For fiscal 2006, our actual dilution rate was 5.3%, primarily reflecting retention grants to existing employees and to a more limited extent grants to newly-hired employees as the total number of our employees grew approximately 13%, from 719 to 816. We have no policy on any target proportion of executive officer equity awards to all employee equity awards.

As a result of our investigation of historical stock option practices in the second half of 2006 and the first half of 2007, we have made fewer equity awards than we anticipated. We expect there to be a substantial increase in our equity award activity in coming months as we resume normal activities, but that overall we will remain within our annual budget for equity awards.

To determine the appropriate size of each executive’s equity awards, the Compensation Committee considers recommendations from our Chief Executive Officer based on several factors, including the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option and restricted stock grants, our growth and performance outlook, and the equity incentive grants provided to executives in similar positions at comparable companies. For example, smaller equity awards with shorter vesting periods may be used from time to time to motivate specific performance objectives and/or retention objectives.

Historically, executives received a single stock option grant during the first quarter of each year. In the first quarter of 2006, each named executive officer received an award of a stock option (vesting quarterly over four years) and an award of restricted stock (vesting annually over two years). For fiscal 2007, the Compensation Committee is working with our compensation consultant to reassess the process for determining the size of executive equity awards and the overall process for determining equity awards for executives. We do not grant re-load options, make loans to executives to exercise stock options, grant stock options at a discount, or make grants to executives when our stock trading window is closed. Because our Chief Executive Officer is one of our founders and has substantial holdings of our common stock, equity grants to him have been infrequent.

Under our 2006 Stock Incentive Plan, stock options must be granted with an exercise price of not less than 100% of the fair market value on the date of grant. Shares of restricted stock are purchased at a purchase price no less than the par value per share of our common stock. Our equity awards are typically granted subject to vesting requirements, whether in the form of vesting dates before which stock options may not be exercised, or vesting dates before which shares that have been issued are subject to forfeiture. Stock options for newly-hired employees typically vest over four years, with a six-month cliff and monthly vesting over the following 42 months. The vesting of stock option grants for retention purpose varies considerably with most option grants vesting quarterly over two to four years. Grants of restricted stock typically vest in two annual cliff amounts.

Other Benefits

We provide a comprehensive benefits package to all of our employees, including our named executive officers, which includes medical, dental, prescription drug, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation, sick or personal days off and a sell back policy.

We also provide our executives with additional business travel insurance, supplemental life and accidental death & dismemberment insurance and supplemental long-term disability and an additional five days of paid time off per year in of recognition of the numerous domestic and international trips undertaken as part of their responsibilities during a typical year. In fiscal year 2006, as a result of tax issues raised as a result of our recent stock option investigation we reimbursed Laurence Akin and Paul Twombly for tax consulting services, in an aggregate amount of less than $4,000.

We do not provide pension arrangements or post-retirement health coverage for executives or other employees, nor do we provide other benefits such as the use of company vehicles.

Executive Compensation Tables

     Executive Compensation

The following table sets forth all compensation earned by our Chief Executive Officer, former Chief Financial Officer and the next three most highly compensated executive officers for the fiscal year ended December 31, 2006, for services rendered to us in all capacities during fiscal year 2006. We refer to these individuals collectively as the “named executive officers.”

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)(2)	Compensation ($)	Total ($)

Bobby R. Johnson	2006	$600,056	$515,755	$2,011,794	$—	$2,032(3)	$3,129,637
President and Chief Executive Officer
Timothy D. Heffner*	2006	$400,040	$257,878	$935,112	$—	$2,310(4)	$1,595,340
Vice President, Corporate Development
Ken K. Cheng	2006	$400,000	$257,878	$1,314,104	$120,000	$2,056(5)	$2,094,038
Vice President and General Manager, Layer 2-3 Systems Business Unit
Laurence L. Akin	2006	$344,423	$128,939	$1,004,905	$297,159	$2,357(6)	$1,777,783
Senior Vice President, Worldwide Sales
Paul L. Twombly	2006	$360,000	$257,878	$926,064	$108,000	$2,224(7)	$1,654,165
Vice President, Customer Support
Robert W. Schiff	2006	$343,654	$257,878	$672,214	$105,000	$2,365(8)	$1,381,111
Vice President and General Manager, Small and Medium Systems

*	Mr. Heffner was our Vice President, Finance and Administration and Chief Financial Officer until January 2007.

(1)	Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R for equity awards (which may or may not have been granted in fiscal year 2006), disregarding the estimate of forfeitures related to service-based vesting conditions. For a more detailed description on the valuation model and assumptions used to calculate the fair value of our options refer to Note 2, “Summary of Significant Accounting Policies,” to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	The amounts in this column reflect the cash bonuses earned under our 2006 Executive Performance Incentive Plan during fiscal year 2006.

(3)	Reflects amounts paid by Foundry for Mr. Johnson’s life insurance premiums amounting to $2,025, and for restricted stock purchased on 01/31/06 in the amount of $7.50

(4)	Reflects amounts paid by Foundry for Mr. Heffner’s life insurance premiums amounting to $2,307, and for restricted stock purchased on 01/31/06 in the amount of $3.75

(5)	Reflects amounts paid by Foundry for Mr. Cheng’s life insurance premiums amounting to $2,052, and for restricted stock purchased on 01/31/06 in the amount of $3.75

(6)	Reflects amounts paid by Foundry for Mr. Akin’s life insurance premiums amounting to $2,355, and for restricted stock purchased on 01/31/06 in the amount of $1.88

(7)	Reflects amounts paid by Foundry for Mr. Twombly’s life insurance premiums amounting to $2,220, and for restricted stock purchased on 01/31/06 in the amount of $3.75

(8)	Reflects amounts paid by Foundry for Mr. Schiff’s life insurance premiums amounting to $2,362, and for restricted stock purchased on 01/31/06 in the amount of $3.75

Grants of Plan-Based Awards

The following table provides information regarding all plan-based awards that were granted to our named executive officers during fiscal year 2006. The information in this table supplements the disclosure of option and other awards set forth in the Summary Compensation Table above by providing additional details about the awards.

The option grants to purchase shares of our common stock set forth in the following table were granted under our 1996 Stock Plan during fiscal year 2006. The exercise price of each option was equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date on which the option was approved by the Compensation Committee.

Grant of Plan-Based Awards

						All Other Option
		Estimated Future Payouts Under Non-Equity			All Other Stock	Awards: # of
		Incentive Plan Awards			Awards: # of Shares	Securities		Exercise or Base		Grant Date Fair
		Threshold	Target	Maximum	of Stock or Units	Underlying		Price of Option		Value of Stock and
Name	Grant Date	($)	($)	($)	(#)	Options (#)		Awards ($/Sh)		Option Awards ($)(4)

Bobby R. Johnson, Jr.	N/A	225,000	300,000	450,000
	1/31/2006					600,000		$15.03		$3,333,240
	1/31/2006				75,000					$1,127,250
Timothy D. Heffner	N/A	90,000	120,000	180,000
	1/31/2006					125,000		$15.03		$694,425
	1/31/2006				37,500					$563,625
Ken K. Cheng	N/A	90,000	120,000	180,000
	1/31/2006					240,000		$15.03		$1,518,312
	1/31/2006				37,500					$563,625
	5/6/2002					3,646	(1)	$6.75	(1)
Laurence L. Akin	N/A	187,500	250,000	375,000
	1/31/2006					125,000		$15.03		$694,425
	1/31/2006				18,750					$281,813
	2/5/2002					10,279	(2)	$7.28	(2)
	5/6/2002					57,500	(2)	$6.75	(2)
Paul L. Twombly, Jr.	N/A	81,000	108,000	162,000
	1/31/2006					150,000		$15.03		$948,945
	1/31/2006				37,500					$563,625
	2/5/2002					2,778	(3)	$7.28	(3)
	5/6/2002					3,125	(3)	$6.75	(3)
Robert W. Schiff	N/A	78,750	105,000	157,500
	1/31/2006					200,000		$15.03		$1,265,260
	1/31/2006				37,500			$0.00		$563,625

(1)	In connection with our review of historic stock option grant practices, the Company and Mr. Cheng agreed to increase the exercise price of the unvested portion of an option granted to Mr. Cheng on May 6, 2002, covering 3,646 shares. Under that agreement, the exercise price of this option was increased to $6.75, the closing price of our common stock on the Nasdaq Global Select Market on the revised measurement date. This change provided no additional consideration to Mr. Cheng, and we did not recognize any financial expense under SFAS 123R in connection with the modification.

(2)	In connection with our review of historic stock option grant practices, the Company and Mr. Akin agreed to increase the exercise price of the unvested portion of two options granted to Mr. Akin, on February 5, 2002 and May 6, 2002, covering 10,279 and 57,500 shares respectively. Under that agreement, the exercise prices of these options were increased to $7.28 and $6.75, respectively, which were the closing prices of our common stock on the Nasdaq Global Select Market on the revised measurement dates. The changes provided no additional consideration to Mr. Akin, and we did not recognize any financial expense under SFAS 123R in connection with the modifications.

(3)	In connection with our review of historic stock option grant practices, the Company and Mr. Twombly agreed to increase the exercise price of the unvested portion of two options granted to Mr. Twombly, on February 5, 2002 and May 6, 2002, covering 2,778 and 3,125 shares respectively. Under that agreement the exercise prices of these options were increased to $7.28 and $6.75, respectively, which were the closing prices of our common stock on the Nasdaq Global Select Market on the revised measurement dates. The changes provided no additional consideration to Mr. Twombly, and we did not recognize any financial expense under SFAS 123R in connection with the modifications.

(4)	These amounts reflect the grant date fair value determined by us for financial accounting purposes under SFAS 123R for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options or by vesting in a restricted stock or restricted stock unit award). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Stock awards consist of restricted stock and/or restricted stock units. For additional information on the valuation model and assumptions used to calculate the grant date fair value of these awards, see Note 2 of the Notes to the Consolidated Financial Statements contained in Item 8 of our annual report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards

The following table presents information regarding outstanding equity awards as of December 31, 2006 held by each of our named executive officers. Option grants made before January 1, 2005 generally had a ten year term and option grants made after January 1, 2005 generally have a five-year term.

Outstanding Equity Awards at Fiscal 2006 Year-End

	Option Awards					Stock Awards
	Number of		Number of					Market Value of
	Securities		Securities	Option		Number of Shares or		Shares or Units of
	Underlying		Underlying	Exercise	Option	Units of Stock That		Stock That Have
	Unexercised Options		Unexercised Options	Price	Expiration	Have Not Vested		Not Vested
Name	(#) Exercisable		(#) Unexercisable	($)	Date	(#)		($)

Bobby R. Johnson, Jr.	300,000			$7.94	8/7/12
	400,000			$13.92	6/10/14
	225,000	(1)	375,000	$15.03	1/31/11	75,000	(4)	1,123,500
Timothy D. Heffner	100,000			$59.69	5/22/10
	85,000			$11.38	1/9/11
	79,200			$6.14	2/5/12
	230,000	(2)	10,000	$8.14	2/4/13
	100,000			$13.92	6/10/14
	114,583		10,417	$10.31	2/11/10
	46,875	(1)	78,125	$15.03	1/31/11	37,500	(4)	561,750
Laurence L. Akin	85,000			$36.88	11/29/10
	42,500			$11.38	1/9/11
	100,000			$13.35	4/26/11
	20,000			$6.14	2/4/12
	60,000			$6.14	2/5/12
	57,500			$4.94	5/6/12
	180,000	(2)	10,000	$8.14	2/4/13
	100,000			$13.92	6/10/14
	114,583		10,417	$10.31	2/11/10
	46,875	(1)	78,125	$15.03	1/31/11	18,750	(4)	280,875
Ken K. Cheng	80,000			$59.69	5/22/10
	85,000			$11.38	1/9/11
	150,000			$6.14	2/5/12
	3,646			$4.94	5/6/12
	230,000	(2)	10,000	$8.14	2/4/13
	120,000	(3)	120,000	$13.92	6/10/14
	114,583		10,417	$10.31	2/11/10
	45,000		195,000	$15.03	1/31/11	37,500	(4)	561,750

	Option Awards					Stock Awards
	Number of		Number of					Market Value of
	Securities		Securities	Option		Number of Shares or		Shares or Units of
	Underlying		Underlying	Exercise	Option	Units of Stock That		Stock That Have
	Unexercised Options		Unexercised Options	Price	Expiration	Have Not Vested		Not Vested
Name	(#) Exercisable		(#) Unexercisable	($)	Date	(#)		($)

Paul L. Twombly, Jr.	90,000			$10.16	4/23/11
	50,000			$6.14	2/5/12
	3,125			$4.94	5/6/12
	172,500	(2)	7,500	$8.14	2/4/13
	90,000	(3)	90,000	$13.92	6/10/14
	91,666		8,334	$10.31	2/11/10
	28,125		121,875	$15.03	1/31/11	37,500	(4)	561,750
Robert W. Schiff	30,000	(2)	5,000	$14.27	6/29/13
	1,000			$16.00	8/16/13
	15,000			$21.76	2/20/14
	16,666	(2)	39,584	$9.95	7/25/14
	35,833		54,167	$10.31	2/11/10
	37,500		162,500	$15.03	1/31/11	37,500	(4)	561,750

(1)	The shares subject to the option vest quarterly over two years commencing on the grant date.

(2)	The shares subject to the option vest monthly over four years commencing on the six-month anniversary of the grant date.

(3)	The shares subject to this option vest monthly over five years commencing on the three-month anniversary of the grant date.

(4)	The shares subject to this award vest 50% on the first and second annual anniversaries of the grant date.

Option Exercises

The following table shows information regarding option exercises by our named executive officers during fiscal year 2006. Amounts shown under the heading “Value Realized on Exercise” represent the difference between the exercise price of the shares subject to the stock option and the price of our common stock on the date of exercise, as reported by the Nasdaq Global Select Market. The value realized was determined without considering any taxes that may have been owed, and without considering any change in value of shares retained after the date of exercise.

Option Exercises and Stock Vested

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)

Bobby R. Johnson, Jr.	—	—
Timothy D. Heffner	30,000	$271,436
Ken K. Cheng	61,979	$643,901
Laurence L. Akin	—	—
Paul L. Twombly, Jr.	18,125	$149,747
Robert W. Schiff	48,750	$224,709

Potential Payments Upon Termination or Change of Control

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment to a named executive officer at, following or in connection with any termination of that named executive officer, including resignation, severance, retirement or constructive termination, or upon a change of control of Foundry, or upon a change in the named executive officer’s responsibilities with the following exception:

We have agreed to pay Paul Twombly continued payment of his base salary rate less applicable withholdings for three months following his termination of employment as the result of a change of control. If a change of control had occurred on December 31, 2006 and Mr. Twombly’s employment was terminated as a result of the change of control, the total cash payments would be $90,000 less applicable withholdings for this period.

Director Compensation

During fiscal year 2006, we paid our non-employee members of the Board of Directors an annual retainer of $30,000. An additional annual retainer of $10,000 was paid to the Chairman of the Audit Committee. Each non-employee Board member also received a stock option award of 60,000 shares pursuant to the automatic provision of the 1999 Directors’ Stock Option Plan. In April 2007, the annual automatic grant to each non-employee member of the Board of Directors was reduced to an annual stock option award of 40,000 shares and the initial automatic stock option grant to each newly elected or appointed non-employee member of the Board of Directors was reduced to an award of 100,000 shares (prior to this change the stock option award was 225,000 shares). No new non-employee members of the Board of Directors were appointed to the Board of Directors in 2006.

The following table summarizes the cash compensation paid to our non-employee members of the Board of Directors for their services on the Board of Directors and its committees in fiscal year 2006.

Director Compensation

	Fees Earned or		Option
Name	Paid in Cash ($)		Awards ($)(1)	Total ($)

Alfred J. Amoroso	$30,000		$367,155	$397,155
Alan L. Earhart	$40,000		$792,204	$832,204
C. Nicholas Keating, Jr.	$30,000		$367,155	$397,155
J. Steven Young	$30,000		$367,155	$397,155
Andrew K. Ludwick	$15,000	(2)	$330,255	$345,255

(1)	Represents amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, for stock options (which may or may not have been granted in fiscal year 2006), disregarding the estimate of forfeitures related to service-based vesting conditions. On June 16, 2006, each of Messrs. Keating, Amoroso, Young and Earhart were automatically granted an option to purchase 60,000 shares of Company common stock. Each such option award had an aggregate grant date fair value for financial statement reporting purposes under SFAS 123R of $272,280. For additional information on the valuation model and assumptions used to calculate the grant date fair value of these options, see Note 2 of the Notes to the Consolidated Financial Statements appearing in Item 8 of our annual report on Form 10-K for the year ended December 31, 2006. At December 31, 2006, the non-employee members of the Board of Directors held exercisable options as follows: Mr. Amoroso, 560,000 shares; Mr. Earhart, 405,000 shares; Mr. Keating, 540,000 shares; and Mr. Young, 641,250 shares. Mr. Ludwick had no outstanding options at December 31, 2006.

(2)	Mr. Ludwick ceased to be a director on June 16, 2006. Amounts in this column represent fees earned by Mr. Ludwick through that date.

In April 2007 the Board of Directors approved the following changes to the cash compensation that each of its non-employee members of the Board of Directors shall receive on an annual basis:

Position	Annual Compensation
(Effective April 19, 2007)

Applicable to All Non-Employee Directors:
Member of Board of Directors	$40,000

As Appropriate (in addition to above compensation):
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating Committee Chair	$10,000
Committee Member (audit, compensation and nominating committees only)	$5,000*
Chairman of the Board	$50,000**

*	Such amount to be paid to committee members not serving as chair.

**	The Chairman of the Board shall not receive compensation for committees or other chairs.

COMPENSATION COMMITTEE

Directors Keating, Young and Ford are current members of the Compensation Committee, all of the above-mentioned directors being non-employee directors of the Company. Mr. Amoroso who served on the Compensation Committee until April 19, 2007 was also a non-employee director of the Company. The Compensation Committee reviews, recommends and approves changes to the Company’s compensation policies and benefits programs, establishes and monitors specific compensation levels for executive officers, administers the Company’s stock option plans, including approving stock option grants, and otherwise seeks to ensure that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented. Bobby R. Johnson, Jr., who is a director as well as the Company’s President and Chief Executive Officer, has not participated in deliberations or decisions involving his own compensation.

General Compensation Policy

Under the supervision of the Board, the Company’s compensation policy is designed to attract and retain qualified executives critical to the Company’s growth and long-term success. The Company’s compensation philosophy for executive officers serves two principal purposes: (i) to provide a total compensation package for executive officers that is competitive with the current market for executive talent and enables the Company to attract and retain key executive and employee talent needed to achieve the Company’s business objectives and (ii) to link overall executive compensation to improvements in the Company performance.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. Please refer to the section entitled “Compensation Process and Criteria” above for a detailed discussion of the processes and procedures for the consideration and determination of executive compensation and the section entitled “Director Compensation” above for a detailed discussion of our director compensation.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Foundry’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed with the management of Foundry the Compensation Discussion and Analysis appearing earlier in this proxy statement. Based on this review and discussion, the

Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Foundry’s proxy statement for the fiscal year ended December 31, 2006.

Submitted by the Compensation
Committee:

C. Nicholas Keating, Jr. (Chairman)
Alfred J. Amoroso (Former member)
J. Steven Young
Celeste Volz Ford (New member)

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members (i) has ever been an officer or employee of the Company, (ii) is or was a participant in a “related person” transaction in 2006, or (iii) is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. None of our executive officers served on the Compensation Committee or board of another company, whose executive served on our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and is subject to a budget. Our independent registered public accounting firm and our senior management are required to periodically report to the Audit Committee regarding the extent of the services provided by our independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Each of the members of the Audit Committee meets the independence requirements of the Nasdaq Stock Market.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2006 with the Company’s management and the independent registered public accounting firm;

•	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

Submitted by the Audit Committee

Alan L. Earhart (Chairman)
Alfred J. Amoroso
C. Nicholas Keating, Jr.

Principal Auditor Fees and Services

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The following table shows the fees incurred by us for the audit and other services provided by Ernst & Young LLP for fiscal years 2006 and 2005.

	2006	2005
	(In thousands)

Audit Fees(1):
Core audit fees	$2,519	$1,136
Audit fees related to restatement and independent stock option investigation	3,944	—
Tax Fees(2)	44	243
All other Fees(3)	0	30

Total	$6,507	$1,409

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. We have incurred total audit fees for fiscal 2006 of $6.5 million, of which approximately $2.5 million was for our core audit fees and approximately $3.9 million was related to the audit of our restated financial statements and the review of the independent investigation into our historical stock option practices. Fiscal 2006 Audit fees paid or accrued as of December 31, 2006 were approximately $2.6 million. We had no Audit-Related fees for fiscal 2006 or 2005.

(2)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.

(3)	All other fees consisted primarily of special consultations.

The Audit Committee has the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and the associated fees. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and is subject to a budget. Our independent registered public accounting firm and our senior management are required to periodically report to the Audit Committee regarding the extent of the services provided by our independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed to date. The Audit Committee Chairman may also pre-approve particular services on a case-by-case basis.

All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2006 were approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2006, such SEC filing requirements were satisfied.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is posted on our website at http://www.foundrynet.com/company/ir/ir-corp-gov/. If any substantive amendments are made to the Code of Ethics or the Board of Directors grant any waiver, including any implicit waiver, from a provision of the code to any of the directors or officers of the Company, the Company will disclose the nature of such amendment or waiver in a report on Form 8-K.

CORPORATE GOVERNANCE

Transaction with Related Persons

Since the beginning of fiscal year 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds or exceeded $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or such person’s immediate family members had or will have a direct or indirect material interest.

Policy Regarding Transactions with Related Persons

We have no policy with respect to entering into transactions with members of management or affiliated companies. The practice of our Board of Directors has been to have the disinterested members of the Board of Directors review and vote on any non-arm’s length transaction.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Daniel W. Fairfax
Vice President, Finance and Administration,
Chief Financial Officer and Principal Accounting Officer

June 20, 2007
Santa Clara, California

DETACH PROXY CARD HERE? Please mark votes as in this example 1. ELECTION OF DIRECTORS: To elect six (6) directors to serve until the next Annual Meeting or until their respective successors are elected and qualified ☐ For all nominees listed below (except as indicated). ☐ Withhold authority to vote for all nominee(s) listed below. Nominees: Bobby R. Johnson, Jr., Alfred J. Amoroso, C. Nicholas Keating Jr., J. Steven Young, Alan L. Earhart and Celeste Volz Ford. If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above. 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007. FOR ☐ AGAINST ☐ ABSTAIN ☐ Date ___, 2007 Date: Signature(s) (This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) Please Detach Here ? You Must Detach This Portion of the Proxy Card ? Before Returning it in the Enclosed Envelope

PROXY FOUNDRY NETWORKS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FOUNDRY NETWORKS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 23, 2007 The undersigned stockholder of Foundry Networks, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 20, 2007, and hereby appoints Bobby R. Johnson, Jr. and Daniel W. Fairfax or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Foundry Networks, Inc. to be held on Monday, July 23, 2007, at [2:00 p.m., local time, at the Hyatt Regency Santa Clara Hotel, 5101 Great America Parkway, Santa Clara, CA 95054 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ALL NOMINATED DIRECTORS; (2) TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.